CONSENT IN LIEU OF MEETING OF
SHAREHOLDERS OF AFFINITY MEDIAWORKS CORP.

The undersigned constituting a majority of the common shares entitled to vote pursuant to Section I of the Bylaws of Affinity Mediaworks Corp., a Nevada corporation (the "Corporation") and the supermajority vote by virtue of its ownership of the Series A Preferred Shares set forth in the Amendment to Certificate of Designation dated July 15, 2014, consents to the following action without a meeting pursuant to Section III of the Bylaws:

RESOLVED, unanimously, that the Corporation's initial Bylaws are ratified and approved.

RESOLVED, that the Corporation's Board of Directors shall be comprised of Sean Zarinegar (Chairman of the Board).

RESOLVED, that the compensation, insurance and other consideration for the members of the Board of Directors shall be determined at the first annual shareholder meeting.

RESOLVED, that the Board of Directors shall take necessary action to amend the Certificate of Incorporation for the Corporation renaming the Corporation to "American Income Housing Trust" and adjusting the par value of its common stock to $0.01.

RESOLVED, that Paesano Akkashian, P.C., as Counsel for the Corporation, is directed to take any and all necessary action to implement these consents. The Corporation waives any and all actual, implied or perceived conflicts of interest in Paesano Akkashian, P.C. representing American Realty Partners, LLC and the Corporation. The Corporation acknowledges that it has been adequately advised by Paesano Akkashian, P.C. of this potential for conflict, and has knowingly waived it herein.

RESOLVED, that an electronic or facsimile signature to these consents constitutes an original signature.

RESOLVED:

/s/Sean Zarinegar
American Realty Partners, LLC
By: Performance Realty Partners, LLC
Its: Manager

Dated: February 16, 2015